Consolidated Financial Highlights
    Santa Fe Pacific Corporation and Subsidiary Companies

                                                                              Year Ended December 31,
    (In millions, except per share data)             ----------------------------------------------------------------------
                                                           1993           1992           1991          1990           1989
                                                     -----------    -----------    -----------    ----------    -----------
    For the Year
    Operating Revenues                                $ 2,409.2      $ 2,251.7      $ 2,153.5     $ 2,111.6      $ 2,202.0
    Operating Income (Loss) (1)                           317.7          (22.8)         255.4         189.2         (213.7)
    Income (Loss) from Continuing Operations (2)          177.4           21.1           62.4        (245.5)        (316.1)
    Income from Discontinued Operations,
      Net of Income Taxes (3)                             161.4           42.4           34.0         162.4          170.2
    Extraordinary Charges/Accounting Changes                  -         (168.0)             -         (28.7)         160.5
    Net Income (Loss)                                     338.8         (104.5)          96.4        (111.8)          14.6
    Total Capital Expenditures                            539.1          265.5          243.2         378.6          263.9
    Depreciation and Amortization                         188.4          180.8          184.3         185.0          187.3
                                                     -----------    -----------    -----------    ----------    -----------

    At Year End
    Total Assets                                      $ 5,374.0      $ 4,946.4      $ 4,812.1     $ 4,709.9      $ 5,086.7
    Working Capital Deficit                              (396.8)        (453.9)        (439.4)       (378.7)        (418.5)
    Total Debt                                          1,175.8        1,306.7        1,702.0       1,791.2        2,067.1
    Shareholders' Equity                                1,268.3          928.5        1,036.9         911.7          851.6
                                                     -----------    -----------    -----------    ----------    -----------

    Per Common Share Data
    Income (Loss) from Continuing Operations (2)      $    0.95      $    0.11      $    0.35     $   (1.51)     $   (1.99)
    Income from Discontinued Operations (3)                0.86           0.23           0.19          1.00           1.07
    Extraordinary Charges/Accounting Changes                  -          (0.91)             -         (0.18)          1.01
    Net Income (Loss)                                      1.81          (0.57)          0.54         (0.69)          0.09
    Shareholders' Equity                                   6.83           5.11           5.77          5.27           5.39
    Cash Dividends (4)                                     0.10           0.10           0.10          0.10           0.10
                                                     -----------    -----------    -----------    ----------    -----------

<F1>
    (1)  1992 and 1989 include pre-tax special charges of $320.4 million and $441.8 million, respectively.
<F2>
    (2)  Includes items in Note 1.  In addition, 1993 includes a pre-tax gain on sale of California lines of
          $145.4 million, 1992 includes a pre-tax gain on sale of California lines of $204.9 million and 1990 includes a net pre-tax charge of $342.1 million related to the settlement of a lawsuit.
<F3>
    (3)  Income from discontinued operations includes after tax gains of $108.3 related to an exchange of mineral assets in 1993 and $102.0 million related to the settlement of a lawsuit in 1990.
<F4>
    (4)  1990 excludes the distributions of SFP's 80% interest in the stock of SFP's former real estate and energy subsidiaries which occurred in December 1990.

                                                          -1-

          Consolidated Financial Review

          Management's Discussion and Analysis of Results of Operations and Financial Condition.

          Revenue Information (In millions)

          Santa Fe Railway - Operating Revenues
                                                Year Ended December 31,
                                               1993      1992       1991
                                             --------  --------   --------
          Freight Revenues
          Intermodal Business Unit
            Direct Marketing                 $  404.1  $  345.7   $  290.5
            Intermodal Marketing Companies      376.6     398.4      402.2
            International                       196.1     168.2      150.1
                                             --------  --------   --------
           Total Intermodal Business Unit       976.8     912.3      842.8
                                             --------  --------   ---------
          Carload Business Unit
            Chemicals and Petroleum             281.3     282.7      258.6
            Coal                                220.1     193.8      190.5
            Vehicles and Parts                  191.2     136.7      144.1
            Whole Grain                         160.6     143.4      145.8
            Minerals and Ores                   143.1     157.0      166.0
            Forest Products                     121.6     115.9      102.7
            Consumer Products                   113.9     117.1      116.2
            Grain Products                       82.3      80.4       71.1
            Primary Metals                       77.6      70.3       69.8
                                             --------  --------   --------
            Total Carload Business Unit       1,391.7   1,297.3    1,264.8
                                             --------  --------   --------
          Total Revenue Before Adjustments    2,368.5   2,209.6    2,107.6
          Miscellaneous Adjustments                -        3.3        5.5
                                             --------  --------   --------
            Total Freight Revenue             2,368.5   2,212.9    2,113.1
          Other Revenues                         40.7      38.8       40.4
                                             --------  --------   --------
            Total Operating Revenues         $2,409.2  $2,251.7   $2,153.5
                                             ========  ========   ========
          Results of Operations

          1993 Compared with 1992

          Santa Fe Pacific Corporation ("SFP" or "Company") reported 1993 net income of $338.8 million or $1.81 per share compared to a net loss of $104.5 million or $0.57 per share last year. Income from continuing operations was $177.4 million or $0.95 per share compared to $21.1 million or $0.11 in the prior year. Excluding discontinued operations and special items in both years, SFP's 1993 net income was approximately $114.5 million or $0.61 per share compared to $96.4 million or $0.52 per share in 1992. The improved results are due to higher operating income at The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe Railway"), higher equity income from SFP's investment in Santa Fe Pacific Pipeline Partners, L.P. ("Pipeline Partnership") and lower interest expense, partially offset by reduced other income (expense)-net.

             On June 29, 1994, SFP's Board of Directors approved the distribution of SFP's interest in Santa Fe Pacific Gold Corporation ("SFP Gold") to SFP shareholders (see Other Matters - Distribution of SFP Gold Subsidiary to Shareholders). As a result, SFP Gold is reflected as a discontinued operation in the consolidated financial statements. Income from discontinued operations, net of income taxes was $161.4 in 1993 compared to $42.4 in 1992. The higher income from discontinued operations in 1993 principally reflects an after-tax gain of $108.3 million or $0.58 per share on an exchange of mineral assets.
             Special items in 1993 include pre-tax gains of $145.4 million from the sale of rail lines in southern California (see Other Matters - Sale of California Lines) and $21.6 million related to the favorable outcome of arbitration and litigation settlements. In addition, 1993 includes $12.2 million of pre-tax expense for SFP's portion of environmental and litigation charges at the Pipeline Partnership, and an increase in income tax expense of $27.7 million for the retroactive effect from the date of enactment of the increase in the federal income tax rate from 34% to 35%.
             Special items in 1992 include a pre-tax gain of $204.9 million from the sale of rail lines in southern California (see Other Matters - Sale of California Lines). Additionally, 1992 included pre-tax special charges of $320.4 million at Santa Fe Railway principally related to a new labor agreement, operations centralization and increased environmental accruals (see Note 4:
          Rail Special Charge) and $4.5 million for SFP's portion of environmental charges at the Pipeline Partnership. Also, a charge of $163.0 million after taxes was recorded for the adoption of Statement of Financial Accounting Standards ("SFAS") No.'s 106 and 112, on accounting for postretirement and postemployment benefits other than pensions. This charge represented the cumulative effect of the new principal on years prior to 1992. Finally, an extraordinary charge of $5.0 million after taxes was recorded on early extinguishment of debt.

          Santa Fe Railway

          Operating income was $317.7 million and represents an increase of 7% compared to adjusted 1992. The increase reflects continued growth in revenues despite an estimated $40 million in lost revenues due to midwest flooding, and increased efficiencies related to operations, partially offset by increased expenses from higher traffic volumes and from flooding in the midwest.
          The operating ratio of 86.8% was even with adjusted 1992.
             Operating revenues increased by $157.5 million or 7% in 1993 reflecting a 7% increase in carloadings while average revenue per car remained constant. The volume increase occurred despite the midwest flooding.

             Intermodal Business Unit ("IBU") revenues increased by 7% to $976.8 million primarily due to a 6% increase in carloadings. Continued growth of Santa Fe Railway's alliance with J.B. Hunt was the principal factor for the 17% increase in direct marketing revenues. International revenues improved by 17% reflecting both continued growth in shipments from existing customers and new contracts. Intermodal Marketing Companies' revenue declined 5% due to lower volumes. The average IBU revenue per car increased 1% principally reflecting a shift in mix to higher rated direct marketing traffic.
             Carload Business Unit ("CBU") revenues increased by 7% to $1,391.7 million as carloadings increased 8% while average revenue per car declined slightly. Vehicles and parts revenues increased by $54.5 million to $191.2 million due principally to new business related to a long-term automotive contract with General Motors in the Arizona and southern California corridors which began in December, 1992. Coal revenues increased 14% to $220.1 million and include traffic related to Wisconsin Electric Power's long-term purchase agreement with the Pittsburg & Midway Coal Mine located near Raton, New Mexico which began in the third quarter of 1992. Whole grain revenues increased 12% to $160.6 million reflecting both higher volumes due to a rise in export shipments and higher average revenue per car due to longer haul shipments and rate increases. Primary metals revenues of $77.6 million were $7.3 million higher principally due to an increase in steel shipments along the west coast. Forest products revenues rose 5% to $121.6 million due to favorable average revenue per car reflecting a shift in mix to higher rated lumber products shipments. Minerals and ores revenues declined 9% to $143.1 million due to sluggish international markets and foreign competition in the sulphur and potash industries.
             Operating expenses increased by $137.4 million to $2,091.5 million, excluding the $320.4 million special charge in the prior year. Compensation and benefits expense rose slightly as higher traffic levels and cost escalations were offset by increased efficiencies, which include the effect of a crew consist agreement reached in September 1992 with the United Transportation Union reducing crew sizes on the eastern half of the railroad. Revenue ton miles per average employee improved by 8% reflecting efficiencies and volume growth. Fuel expense of $239.1 million rose $33.6 million reflecting a 9% increase in consumption and a 7% higher price. The increase in consumption reflects the higher traffic volumes as well as additional consumption associated with flood-related train detours. The higher fuel price includes a 4.3 cent increase in federal tax on fuel which became effective October 1, 1993. Equipment rents expense increased by $43.4 million to $229.4 million due to the higher traffic volume, the lease of equipment for new business and additional expenses associated with flood-related train detours. Other expenses rose by $51.6 million to $507.1 million due to the higher volume levels including ramping/deramping and drayage costs for IBU shipments, and various other contract service costs.

          Equity in Earnings of Pipeline Partnership

          SFP's investment in the Pipeline Partnership produced equity income of $30.8 million excluding the $12.2 million special litigation and environmental charge, an increase of $2.2 million over the $28.6 million in 1992, excluding the $4.5 million special environmental charge. The Pipeline Partnership's revenues increased 7% principally reflecting a 3% volume increase and 4% increase in average revenue per barrel. Adjusted operating expenses at the Pipeline Partnership increased by $10.5 million due to higher major maintenance and administrative expenses.

          Interest Expense/Other Income (Expense)-Net

          Interest expense declined by $31.1 million or 19% due principally to lower outstanding debt as well as favorable variable interest rates. Other income (expense)-net increased by $6.1 million to $5.8 million reflecting $21.6 million related to favorable outcome of arbitration and litigation settlements, partially offset by lower interest income and reduced income from real estate activities.

          Income Taxes

          Income tax expense in 1993 includes an increase of approximately $27.7 million which reflects the retroactive impact of the increase in the federal tax rate from 34% to 35% from the date of enactment of the Omnibus Budget Reconciliation Act of 1993, signed into law on August 10, 1993. A majority of this increase relates to additional tax expense related to temporary differences at January 1, 1993. SFAS No. 109 - "Accounting for Income Taxes" requires deferred taxes to be provided using enacted tax rates in effect during the years in which the differences are expected to reverse.

          Discontinued Operations

          Income from discontinued operations, net of income taxes increased $119.0 million due to an after-tax gain of $108.3 million related to the exchange of assets with Hanson Natural Resources Company ("Hanson") and higher operating income from gold. Ounces sold doubled to 591,000 in 1993, which reflects increased sales from existing mines as well as production in the second half of the year from mines received in the exchange of assets with Hanson. Operating income from coal and aggregate operations declined by approximately $14 million as 1993 included only six months of operations due to the exchange of these assets with Hanson.

          1992 Compared with 1991

          SFP had a 1992 net loss of $104.5 million or $0.57 per share compared to 1991 net income of $96.4 million or $0.54 per share. Income from continuing operations was $21.1 million or $0.11 per share compared to $62.4 million or $0.35 in 1991. Excluding the special items in 1992 discussed previously, net income from continuing operations for 1992 was $96.4 million or $0.52 per share. This improvement in adjusted 1992 income from continuing operations is due to higher operating income at Santa Fe Railway and lower interest expense, partially offset by lower other income (expense)-net.

          Santa Fe Railway

          Operating income was $297.6 million, excluding the special charge of $320.4 million, and represents an increase of 17% compared to 1991. The operating ratio as adjusted, improved from 88.1% in 1991 to 86.8% in 1992, the result of higher revenues and increased efficiencies related to operating expenses.
             Operating revenues increased by $98.2 million or 5% in 1992 due to a 6% increase in carloadings partially offset by a 1% decrease in the average revenue per car.
             IBU revenues increased by 8% to $912.3 million as carloadings were up 11% while average revenue per car declined by 3%. Growth of J.B. Hunt shipments was the principal factor for the 19% increase in direct marketing revenues. International revenues improved by 12% principally reflecting continued growth in shipments from existing customers. The average revenue per car declined due to a shift in traffic mix, reflecting growth in international container shipments which move at lower average rates, as well as competitive pressures within all IBU segments.
             CBU revenues increased by 3% to $1,297.3 million as carloadings increased 3% while average revenue per car remained relatively constant. Chemicals and petroleum revenues increased by 9% to $282.7 million due largely to increased shipments of plastics and agricultural and industrial chemicals. Forest products revenues increased by 13% to $115.9 million due to both favorable volume and average revenue per car including a rebound in the housing market which resulted in increased shipments of lumber and other forest products. Grain products revenues of $80.4 million increased by $9.3 million reflecting increased shipments of corn syrup, soybean meal and tapioca. The average revenue per car within grain products was higher reflecting in part increases in rates on export flour traffic. Minerals and ores revenues declined 5% to $157.0 million as competitive pressures depressed sulphur and potash rates. Vehicles and parts revenues decreased by $7.4 million to $136.7 million principally reflecting declines in long haul traffic which caused the average revenue per car to decline by 7%.

             Operating expenses increased by $56.0 million to $1,954.1 million, excluding the $320.4 million special charge. Compensation and benefits expense increased 2% reflecting increased levels of traffic and cost escalations. Average employees for the year declined 4% to 14,218 partially due to a new labor agreement with train crew personnel, and revenue ton miles per average employee increased by 11% reflecting improved efficiency and volume growth. Fuel expense of $205.5 million declined by $1.2 million principally reflecting a 3% decline in price. Fuel consumption increased only 2% despite the 6% increase in traffic volume, due to the lease of 90 new, fuel efficient locomotives in 1992 as well as other conservation efforts. Equipment rents expense increased by $23.8 million to $186.0 million due to the higher traffic volume as well as the lease of locomotives. Materials and supplies expense declined by 6% to $127.5 million principally reflecting reduced equipment maintenance. Other expenses increased by $27.6 million to $455.5 million largely reflecting volume related increases including ramping/deramping and drayage costs for IBU shipments.

          Equity in Earnings of Pipeline Partnership

          SFP's investment in the Pipeline Partnership produced equity income of $28.6 million excluding the $4.5 million special environmental charge. This was an increase of $1.5 million over the $27.1 million in 1991. The Pipeline Partnership's revenues increased 6% principally reflecting an increase in average revenue per barrel. Adjusted operating expenses at the Pipeline Partnership increased by $6.1 million due to higher depreciation and facility costs.

          Interest Expense/Other Income (Expense)-Net

          Interest expense declined by $44.4 million or 21% due to both lower outstanding debt and favorable variable interest rates. Other income (expense)-net declined by $25.8 million reflecting reduced income from real estate activities at Santa Fe Railway and lower interest income.

          Discontinued Operations

          Income from discontinued operations, net of income taxes increased by 25% to $42.4 million. Higher operating income from gold was partially offset by lower operating income from coal and increased exploration and development costs. Operating income from gold increased by approximately $19 million principally reflecting an 80% increase in sales to 295,000 ounces. Operating income from coal declined by $2.9 million due to a 19% decline in sales partially offset by a 12% increase in price. Both are principally the result of reduced spot market sales.

          Financial Condition

          Liquidity and Capital Resources

          Cash provided by operating activities from continuing operations is generally SFP's primary source of liquidity and for the year ended December 31, 1993 was $296.1 million. It primarily consists of net earnings before depreciation and deferred taxes, reduced by restructuring payments, which include employee severance, relocation costs and other labor related payments. During 1993, additional cash of $247.6 million was provided by the sale of assets at Santa Fe Railway, including $226.9 million from the sale of lines in southern California (see Other Matters-Sale of California Lines). In addition, $72.5 million was received as principal payments on a note receivable. Capital expenditures during 1993, including non-cash capital expenditures of $157.6 million primarily for directly financed equipment acquisitions and reimbursed projects at Santa Fe Railway, totaled $539.1 million. Capital expenditures in 1993 were significantly higher than in 1992 due to increased spending on rail expansion projects and facilities which include the Alliance, Texas intermodal and carload transportation center and the Willow Springs, Illinois intermodal facility, and improvements to track structure. Additionally, 1993 capital expenditures reflect the purchase of 85 new locomotives valued at approximately $100 million, while in 1992, 90 new locomotives with a fair market value in excess of $100 million were acquired through an operating lease. Cash expenditures were primarily funded through cash generated from continuing operations. Principal payments on long term borrowings during 1993 were $242.6 million.
             For the year ended December 31, 1992, cash provided by operating activities from continuing operations was $250.6 million. Additionally, cash of $319.0 million was provided by the sale of assets at Santa Fe Railway, including $255.0 million from the sale of lines in southern California. In addition, $72.5 million was received as principal payments on a note receivable. Capital expenditures during 1992, including non-cash capital expenditures of $9.5 million, totaled $265.5 million and were used for equipment and improvements to track structure and facilities at Santa Fe Railway. The expenditures were primarily funded through cash generated from continuing operations. Principal payments on long term borrowings during 1992 were $407.5 million, including $201.0 million of proceeds from the sale of lines in southern California used to retire debt.

             During the year ended December 31, 1991, cash provided by operating activities from continuing operations was $196.8 million. Additional cash of $90.5 million was provided through the sale of assets, principally branch lines and real estate at Santa Fe Railway. Also, $36.3 million was received as a principal payment on a note receivable and proceeds of $36.2 million were received from the sale of SFP stock. Capital expenditures in 1991, including non-cash capital expenditures of $35.2 million primarily related to directly financed equipment acquisitions at Santa Fe Railway, totaled $243.2 million and were primarily used for equipment and improvements to track structure at Santa Fe Railway. The expenditures were primarily funded through the cash generated from continuing operations, equipment financings and other sources. Principal payments on long-term borrowings during 1991 were $132.2 million.
             Management anticipates that it will fund payment of current obligations from continuing operations, including principal payments on long term debt, in 1994 through internally generated funds. Capital expenditures in 1994 are anticipated to approximate $650 million, including non-cash capital expenditures of approximately $200 million primarily for directly financed equipment acquisitions and reimbursed projects. The remaining expenditures will be funded through the use of internally generated funds as well as various financings. In addition, Santa Fe Railway's agreement to sell accounts receivable expires in December 1994 (see Note 8: Sales of Accounts Receivable). At December 31, 1993, $225 million was outstanding under the agreement. It is the Company's intention to replace or extend this agreement with a similar facility prior to the December 1994 expiration. In addition, in December 1993, the Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC"), for the issuance of up to $250 million in debt securities, none of which had been issued as of December 31, 1993.
             At present, the payment of external and intercompany dividends are limited in amount by certain debt covenants of the Company. At December 31, 1993 no payment of external dividends was allowed.

          Inflation

             Because of the capital intensive nature of SFP's businesses and because depreciation is based on historical cost, the full effect of inflation is not reflected in operating expenses. An assumption that all operating assets were replaced at current price levels would result in depreciation charges substantially greater than historically reported amounts.

          Other Matters

          Distribution of SFP Gold Subsidiary to Shareholders

          On June 15, 1994, SFP Gold's, SFP's gold subsidiary, registration statement for the initial public offering of 14.6% of its common stock became effective. Approximately 19 million shares were sold at a price of $14 per share. On June 29, 1994, SFP's Board of Directors approved the distribution to SFP shareholders of its remaining 85.4% interest in SFP Gold. As a result, SFP Gold will become a separate, independent entity effective September 30, 1994. Holders of record of SFP common stock as of September 12, 1994, will receive a distribution of one share of common stock of SFP Gold for every approximately 1.7 shares of SFP common stock held. Under a ruling obtained from the Internal Revenue Service, the distributions are tax-free to SFP shareholders. The consolidated financial statements and notes have been retroactively restated to present SFP Gold as a discontinued operation.

          Sale of California Lines

          In November 1992, Santa Fe Railway announced that it and eight southern California transportation agencies had reached definitive agreements for the sale to the agencies of certain interests in approximately 340 miles of rail lines and additional property, for cash and relief of obligations to reimburse certain state and county agencies for capital improvements previously paid for by the agencies and the State of California. Santa Fe Railway retained all rights necessary for its freight operations in southern California. The transportation agencies anticipate using these facilities for commuter lines.
             Cash proceeds of $226.9 million in 1993 and $255.0 million in 1992 were received resulting in pre-tax gains of $145.4 million and $204.9 million in 1993 and 1992, respectively. (see Note 3:
          Gain on Sale of California Lines). A substantial portion of the net proceeds in both years were used to reduce outstanding debt, including $126.0 of debt related to discontinued operations. Both of the gains recognized are net of the cost of the properties, and other expenses of sale. Additionally, the 1993 gain is net of an obligation retained by Santa Fe Railway which under certain conditions, requires Santa Fe Railway to repurchase a portion of the properties sold for $50 million.

          Environmental

          The Company is subject to extensive regulation under federal, state, and local environmental laws concerning, among other things, discharges to waters, air emissions, toxic substances, and the generation, handling, storage, transportation, and disposal of waste and hazardous materials. These laws and regulations have the effect of increasing the cost and liabilities associated with the conduct of operations. Environmental risks are also inherent in railroad operations which frequently involve the transportation of chemicals and other hazardous materials.

             Santa Fe Railway expects it will become subject to new requirements regulating air emissions from diesel locomotives that may increase its operating costs in the future. By 1995, the United States Environmental Protection Agency must issue regulations applicable to new locomotive engines. Locomotive engines (other than new locomotive engines) may be regulated by states based on standards and procedures which the State of California ultimately adopts. The California standards are currently in the process of being developed.
             In addition, because many of SFP's land holdings are and have been used for industrial or transportation related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property, the Company is now subject and will from time to time continue to be subject to environmental clean-up and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault or the legality of the original conduct, on current and predecessor owners and operators of a site. Accordingly, SFP may be responsible under CERCLA and other federal and state statutes for all or part of the costs to clean up sites at which certain substances may have been released by the Company, its current lessees, predecessor owners or lessees of properties, or other third parties. Estimates of the Company's ultimate liabilities associated with Superfund and other environmental sites are difficult to predict with certainty due to, among other factors, the number of parties involved, possible remediation alternatives, lengthy time frames, and potential recoveries from third parties.
             During 1992, management completed an internal assessment of Santa Fe Railway's environmental liabilities, including a site-by-site analysis of properties with potentially significant environmental exposure. As a result of this review and analysis it was determined that an additional accrual of $67 million was appropriate to provide for future costs of this nature which was recorded in the third quarter of 1992 as part of a rail special charge. In addition, the Company monitors, on a regular basis, accruals for environmental sites which have been identified. Payment of these accrued costs are expected to be made over five years. It is the opinion of SFP management that any costs in excess of recorded liabilities will not have a material adverse effect on the consolidated financial position of SFP.

          Common Stock Market Prices and Dividends

          Santa Fe Pacific Corporation common stock is traded on the New York, Chicago and Pacific Stock Exchanges. The quarterly price range per share for the years 1993 and 1992 is as follows:

                                        1993                 1992
          ---------------------------------------------------------------
                                   High       Low       High       Low
          ---------------------------------------------------------------
          First Quarter            $15 5/8    $12 3/4   $14 1/8   $11 1/8
          Second Quarter           $18 3/8    $14 1/2   $13 3/8   $11
          Third Quarter            $19 1/8    $16 3/4   $12 7/8   $10 7/8
          Fourth Quarter           $22 1/2    $18       $13 7/8   $10 5/8
          ---------------------------------------------------------------

          SFP paid a cash dividend of $0.10 per share in both 1993 and 1992. As of January 31, 1994, there were approximately 75,000 holders of record of SFP common stock.

                             Report of Independent Accountants


                 To the Shareholders, Chairman and Board of Directors of Santa Fe Pacific Corporation


                 In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Santa Fe Pacific Corporation and subsidiary companies at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                 Note 17 to the consolidated financial statements includes a description of a change in the method of accounting for postretirement and postemployment benefits other than pensions effective January 1, 1992.

                 As discussed in Note 2 to the consolidated financial statements, on June 29, 1994 Santa Fe Pacific Corporation's Board of Directors declared a special dividend to holders of its common stock consisting of interests in its subsidiary Santa Fe Pacific Gold Corporation. The consolidated financial statements have been retroactively restated to present the subsidiary as a discontinued operation.




                 Price Waterhouse LLP

                 Kansas City, Missouri
                 February 4, 1994, except for the retroactive restatement described in Note 2 of the notes to consolidated financial statements, as to which the date is June 29, 1994.




        Consolidated Statement of Operations                             Santa Fe Pacific Corporation and Subsidiary Companies


                                                                                             Year Ended December 31,
        (In millions, except per share data)                                       -------------------------------------------
                                                                                         1993            1992            1991
                                                                                   -----------     -----------     -----------

        Operating Revenues                                                         $  2,409.2      $  2,251.7      $  2,153.5
                                                                                   -----------     -----------     -----------
        Operating Expenses
        Compensation and benefits                                                       799.8           798.8           781.8
        Fuel                                                                            239.1           205.5           206.7
        Equipment rents                                                                 229.4           186.0           162.2
        Depreciation and amortization                                                   188.4           180.8           184.3
        Materials and supplies                                                          127.7           127.5           135.2
        Other                                                                           507.1           455.5           427.9
        Rail special charge                                                                 -           320.4               -
                                                                                   -----------     -----------     -----------
        Total Operating Expenses                                                      2,091.5         2,274.5         1,898.1
                                                                                   -----------     -----------     -----------
        Operating Income (Loss)                                                         317.7           (22.8)          255.4
        Equity in Earnings of Pipeline Partnership                                       18.6            24.1            27.1
        Interest Expense                                                                133.4           164.5           208.9
        Gain on Sale of California Lines                                                145.4           204.9               -
        Other Income (Expense)-Net                                                        5.8            (0.3)           25.5
                                                                                   -----------     -----------     -----------
        Income From Continuing Operations Before Income Taxes                           354.1            41.4            99.1
        Income Taxes                                                                    176.7            20.3            36.7
                                                                                   -----------     -----------     -----------
        Income from Continuing Operations                                               177.4            21.1            62.4
        Income from Discontinued Operations, Net of Income Taxes                        161.4            42.4            34.0
        Extraordinary Charge on Early Retirement of Debt, Net of Income Taxes               -            (5.0)              -
        Cumulative Effect of a Change in Accounting for Postretirement and
           Postemployment Benefits, Net of Income Taxes                                     -          (163.0)              -
                                                                                   -----------     -----------     -----------
        Net Income (Loss)                                                          $    338.8      $   (104.5)     $     96.4
                                                                                   ===========     ===========     ===========

        Income (Loss) Per Share of Common Stock
        Continuing Operations                                                      $     0.95      $     0.11      $     0.35
        Discontinued Operations                                                          0.86            0.23            0.19
        Extraordinary Charge                                                                -           (0.03)              -
        Cumulative Effect of a Change in Accounting                                         -           (0.88)              -
                                                                                   -----------     -----------     -----------
        Net Income (Loss)                                                          $     1.81      $    (0.57)     $     0.54
                                                                                   ===========     ===========     ===========

        Average Number of Common and Common Equivalent Shares                           187.2           184.8           178.0
                                                                                   ===========     ===========     ===========

        (See notes to consolidated financial statements)

    Consolidated Balance Sheet                        Santa Fe Pacific Corporation and Subsidiary Companies

                                                                                           December 31,
    (In millions)                                                                  ------------------------
                                                                                         1993         1992
                                                                                   -----------  -----------
    Assets

    Current Assets
    Cash and cash equivalents, at cost which approximates market                   $     70.3   $     62.1
    Accounts receivable, less allowances                                                 96.1         83.9
    Materials and supplies                                                               92.3         87.7
    Note receivable - current                                                            72.5         72.5
    Current portion of deferred income taxes                                             99.3        103.9
    Other                                                                                27.2         19.4
                                                                                   -----------  -----------
    Total current assets                                                                457.7        429.5
                                                                                   -----------  -----------
    Note Receivable                                                                      36.2        108.7
    Other Long-Term Assets                                                              323.3        342.8
                                                                                   -----------  -----------
    Properties, Plant and Equipment                                                   5,886.1      5,524.0
    Less-accumulated depreciation and amortization                                    1,577.7      1,535.3
                                                                                   -----------  -----------
    Net properties                                                                    4,308.4      3,988.7
                                                                                   -----------  -----------
    Net Assets of Discontinued Operations                                               248.4         76.7
                                                                                   -----------  -----------
    Total Assets                                                                   $  5,374.0   $  4,946.4
                                                                                   ===========  ===========

    Liabilities and Shareholders' Equity

    Current Liabilities
    Accounts payable and accrued liabilities                                       $    669.8   $    696.3
    Long-term debt due within one year                                                  184.7        187.1
                                                                                   -----------  -----------
    Total current liabilities                                                           854.5        883.4
                                                                                   -----------  -----------
    Long-Term Debt Due After One Year                                                   991.1      1,119.6
    Postretirement Benefits Liability                                                   284.7        279.1
    Rail Restructuring Liability                                                        257.8        254.6
    Other Long-Term Liabilities                                                         601.7        553.6
    Deferred Income Taxes                                                             1,115.9        927.6
                                                                                   -----------  -----------
    Total Liabilities                                                                 4,105.7      4,017.9
                                                                                   -----------  -----------
    Commitments and Contingencies (See Note 13 and Note 14)
                                                                                   -----------  -----------
    Shareholders' Equity
    Common stock                                                                        190.0        190.0
    Paid-in capital                                                                     869.7        966.7
    Retained income                                                                     340.3         19.9
    Treasury stock, at cost                                                            (131.7)      (248.1)
                                                                                   -----------  -----------
    Total shareholders' equity                                                        1,268.3        928.5
                                                                                   -----------  -----------
    Total Liabilities and Shareholders' Equity                                     $  5,374.0   $  4,946.4
                                                                                   ===========  ===========

    (See notes to consolidated financial statements)
                                                                  -15-

    Consolidated Statement of Cash Flows                          Santa Fe Pacific Corporation and Subsidiary Companies

                                                                                           Year Ended December 31,
    (In millions)                                                                  -------------------------------------
                                                                                         1993         1992         1991
                                                                                   -----------  -----------  -----------
    Operating Activities
    Net income (loss)                                                              $    338.8   $   (104.5)  $     96.4
    Adjustments to reconcile net income (loss) to operating cash flows:
       Income from discontinued operations, net of income taxes                        (161.4)       (42.4)       (34.0)
       Depreciation and amortization                                                    188.4        180.8        184.3
       Deferred income taxes                                                            139.0         53.0         16.1
       Cumulative effect of a change in accounting for postretirement and
          postemployment benefits, net of income taxes                                      -        163.0            -
       Rail special charge                                                                  -        320.4            -
       Rail restructuring costs paid                                                    (80.9)      (118.9)      (104.5)
       Imputed interest expense                                                          26.6         23.3         23.8
       Gain on sales of property, plant and equipment                                  (156.0)      (218.7)       (36.9)
       Other-net                                                                        (22.4)       (20.0)        17.6
       Changes in Working Capital:
          Accounts receivable                                                           (25.3)        (7.5)        (0.4)
          Materials and supplies                                                         (3.6)       (11.2)         0.5
          Accounts payable and accrued liabilities                                       51.6         40.0         60.5
          Short term investments and other current assets                                 1.3         (6.7)       (26.6)
                                                                                   -----------  -----------  -----------
    Net Cash Provided By Operating Activities - Continuing Operations                   296.1        250.6        196.8
    Discontinued Operations - Net                                                        67.7         79.0         19.7
                                                                                   -----------  -----------  -----------
    Net Cash Provided By Operating Activities                                           363.8        329.6        216.5
                                                                                   -----------  -----------  -----------
    Investing Activities
    Cash used for capital expenditures                                                 (381.5)      (256.0)      (208.0)
    Proceeds from the sale of property, plant and equipment                             247.6        319.0         90.5
    Other-net                                                                            70.3         43.8         58.0
    Discontinued Operations - Net                                                       (99.8)       (68.2)       (87.8)
                                                                                   -----------  -----------  -----------
    Net Cash Provided By (Used For) Investing Activities                               (163.4)        38.6       (147.3)
                                                                                   -----------  -----------  -----------
    Financing Activities
    Proceeds from long-term borrowings                                                    6.5            -          9.0
    Principal payments on long-term borrowings                                         (242.6)      (407.5)      (132.2)
    Proceeds from sale of stock                                                             -            -         36.2
    Cash dividends paid                                                                 (18.5)       (18.2)       (17.9)
    Other-net                                                                            20.7         16.0         11.8
    Discontinued Operations - Net                                                        41.7         (4.6)        73.3
                                                                                   -----------  -----------  -----------
    Net Cash Used For Financing Activities                                             (192.2)      (414.3)       (19.8)
                                                                                   -----------  -----------  -----------
    Increase (Decrease) In Cash and Cash Equivalents                                      8.2        (46.1)        49.4
    Cash and Cash Equivalents:
    Beginning of year                                                                    62.1        108.2         58.8
                                                                                   -----------  -----------  -----------
    End of year                                                                    $     70.3   $     62.1   $    108.2
                                                                                   ===========  ===========  ===========

    (See notes to consolidated financial statements)
                                                          -16-


       Consolidated Statement of Shareholders' Equity             Santa Fe Pacific Corporation and Subsidiary Companies



       (Shares in thousands) (Dollars in millions)  Shares of    Shares of
                                                       Common     Treasury      Common    Treasury     Paid-In    Retained
                                                        Stock        Stock       Stock       Stock     Capital      Income
                                                    ----------   ----------  ----------  ----------  ----------  ----------

       Balance December 31, 1990                      190,021       17,051   $   190.0   $  (516.9)  $ 1,166.1   $    72.5
       1991 net income                                      -            -           -           -           -        96.4
       Dividends declared                                   -            -           -           -           -       (17.9)
       Sale of common stock                                 -       (4,043)          -       122.4       (86.2)          -
       Exercise of stock options                            -       (1,511)          -        45.8       (35.9)          -
       Stockholder rights redemption                        -       (1,311)          -        39.8       (31.2)       (8.4)
       Other                                                -           23           -        (0.3)        0.7           -
                                                    ----------   ----------  ----------  ----------  ----------  ----------
       Balance December 31, 1991                      190,021       10,209   $   190.0   $  (309.2)  $ 1,013.5   $   142.6
       1992 net loss                                        -            -           -           -           -      (104.5)
       Dividends declared                                   -            -           -           -           -       (18.2)
       Exercise of stock options                            -       (1,995)          -        60.5       (46.4)          -
       Other                                                -          (20)          -         0.6        (0.4)          -
                                                    ----------   ----------  ----------  ----------  ----------  ----------
       Balance December 31, 1992                      190,021        8,194   $   190.0   $  (248.1)  $   966.7   $    19.9
       1993 net income                                      -            -           -           -           -       338.8
       Dividends declared                                   -            -           -           -           -       (18.5)
       Exercise of stock options                            -       (3,231)          -        97.1       (73.8)          -
       Issuance of restricted stock                         -         (777)          -        23.2       (23.2)          -
       Other                                                -          224           -        (3.9)          -         0.1
                                                    ----------   ----------  ----------  ----------  ----------  ----------
       Balance December 31, 1993                      190,021        4,410   $   190.0   $  (131.7)  $   869.7   $   340.3
                                                    ==========   ==========  ==========  ==========  ==========  ==========

<F1>
       Note:  SFP has authorized common stock of 600 million shares with a par value of $1.00.  Also authorized are
       200 million shares of preferred stock with a par value of $1.00, none of which was outstanding at
       December 31, 1993.










       (See notes to consolidated financial statements)
                                                                        -17-

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          Santa Fe Pacific Corporation and Subsidiary Companies

          Note 1: Summary of Significant Accounting Policies

          Principles of Consolidation
          The accompanying consolidated financial statements include the accounts of Santa Fe Pacific Corporation and subsidiary companies ("SFP or Company") which are majority owned and controlled, directly or indirectly, by SFP. The equity method is used to account for investments in 20% to 50% owned entities. All significant intercompany transactions have been eliminated.

          Reclassifications
          Certain comparative prior year amounts in the consolidated financial statements and notes have been reclassified to conform with the current year presentation.

          Statement of Cash Flows
          SFP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. In addition to amounts reported as "Cash Used for Capital Expenditures", SFP had noncash capital expenditures totaling $157.6 million, $9.5 million, and $35.2 million in 1993, 1992, and 1991, respectively. Noncash capital expenditures consist principally of directly financed equipment acquisitions and reimbursed projects at The Atchison, Topeka and Santa Fe Railway Company ("Santa Fe Railway").

          Accounts Receivable
          SFP maintains an allowance for doubtful accounts based upon the estimated collectibility of all trade accounts receivable. Allowances for doubtful accounts of $16.4 million and $11.2 million have been applied as a reduction of accounts receivable at December 31, 1993 and 1992, respectively.

          Materials and Supplies
          Material and supply inventories are valued at the lower of cost (average or first-in, first-out) or market.

          Note Receivable
          The note receivable included in the consolidated balance sheet relates to the sale of a subsidiary in 1986. Principal payments of $72.5 million were received in both 1993 and 1992. Remaining proceeds to be received from the note are $72.5 million in 1994 and $36.2 million in 1995.

          Properties
          Properties are stated at cost and include capitalized interest incurred during construction of $8.2 million in 1993, $3.7 million in 1992, and $3.9 million in 1991. Additions and replacements are capitalized. Expenditures for maintenance and repairs are charged to income. Upon normal sale or retirement of depreciable railroad property, cost less salvage, net of cost of removal, is charged to accumulated depreciation and no gain or loss is recognized. With respect to all other property sold or retired, gain or loss is recognized. Depreciation is computed under the straight-line method.

          Note 2:  Discontinued Operations

          On June 15, 1994, Santa Pacific Gold Corporation's ("SFP Gold"), SFP's gold subsidiary, registration statement for the initial public offering of 14.6% of its common stock became effective. Approximately 19 million shares were sold at a price of $14 per share. On June 29, 1994, SFP's Board of Directors approved the distribution to SFP shareholders of its remaining 85.4% interest in SFP Gold. As a result, SFP Gold will become a separate, independent entity effective September 30, 1994. Holders of record of SFP common stock as of September 12, 1994, will receive a distribution of one share of common stock of SFP Gold for every approximately 1.7 shares of SFP common stock held. Under a ruling obtained from the Internal Revenue Service, the distributions are tax-free to SFP shareholders. The consolidated financial statements and notes have been retroactively restated to present SFP Gold as a discontinued operation.
             Income from discontinued operations in 1993, 1992 and 1991 was as follows:
          -----------------------------------------------------------------
          Year ended December 31,                  1993      1992      1991
          -------------------------------------  ------    ------    ------
          (In millions)
          Revenues                               $298.6    $220.6    $179.4
          -------------------------------------  ------    ------    ------
          Income before income taxes              296.1      63.1      48.3
          Income taxes                            134.7      20.7      14.3
          -------------------------------------  ------    ------    ------
          Income from discontinued operations    $161.4    $ 42.4    $ 34.0
          -------------------------------------  ------    ------    ------

            In June 1993, SFP Gold closed an asset exchange with Hanson Natural Resources Company ("Hanson"). SFP Gold received certain gold assets of Hanson, and Hanson acquired essentially all coal and aggregate assets of SFP Gold. The exchange was recorded as a purchase of assets and accordingly, the results from the gold assets have been reflected in income prospectively from the date of closing. Income from discontinued operations for 1993 includes an after-tax gain on the exchange of $108.3 million.

          Note 3: Gain on Sale of California Lines

          In November 1992, Santa Fe Railway announced that it and eight southern California transportation agencies had reached definitive agreements for the sale to the agencies of certain interests in approximately 340 miles of rail lines and additional property, for cash and relief of obligations to reimburse certain state and county agencies for capital improvements previously paid for by the agencies and the State of California. Santa Fe Railway retained all rights necessary for its freight operations in southern California. The transportation agencies anticipate using these facilities for commuter lines.

             Cash proceeds of $226.9 million in 1993 and $255.0 million in 1992 were received resulting in pre-tax gains of $145.4 million and $204.9 million in 1993 and 1992, respectively. Both of the gains recognized are net of the cost of the properties and other expenses of the sale. Additionally, the 1993 gain is net of an obligation retained by Santa Fe Railway which under certain conditions, requires the repurchase of a portion of the properties sold for $50 million. Proceeds of $126.0 million were used to retire debt related to discontinued operations in 1993; and proceeds of $201.0 million were used to retire debt in 1992 (see Note 11: Long-Term Debt).

          Note 4: Rail Special Charge

          During 1992, Santa Fe Railway recorded a $320.4 million pre-tax special charge which included provisions for restructuring and environmental.

          Restructuring
          Approximately $253 million of the charge related to restructuring and included $149 million for the present value of costs of an agreement reached in 1992 with the United Transportation Union ("UTU") which provided for reduced crew sizes and elimination of productivity payments on the eastern half of the railroad while establishing additional security and other benefits for UTU employees. $73 million of the charge was for costs related to the centralization of certain operations. These costs include relocation, amounts associated with vacated facilities and the present value of employees' separation. The remainder of the restructuring portion of the charge related to other employee and facilities costs. Restructuring costs paid in 1993 totaled $80.9 million and were primarily related to the operations centralization and employee related costs for the above crew consist and other previously established labor agreements. A significant portion of the remaining restructuring expenditures will be incurred over the next several years; however, certain labor agreement modifications will not be paid until the employees' retirement. Santa Fe Railway has obtained letters of credit of approximately $18 million supporting certain of its obligations under these labor agreements.

          Environmental
          Approximately $67 million of the special charge was to increase accruals for environmental clean-up and remediation, primarily on abandoned properties (see Note 14: Contingencies). During 1993, payments charged to the environmental reserve were approximately $13 million, with the majority of remaining expenditures expected to be incurred over the next five years.

          Note 5:  Pipeline Partnership

          A wholly owned subsidiary of SFP, SFP Pipeline Holdings, Inc. ("Pipeline Holdings"), through its wholly owned subsidiary, holds an aggregate 44% common unit ownership in Santa Fe Pacific Pipeline Partners, L.P. ("Pipeline Partnership"), a Delaware limited partnership. This interest is held through a 2% general partner interest and a 42% limited partner interest. The Company accounts for its interest in the partnership under the equity method. Other long-term assets include $61.5 million and $67.6 million at December 31, 1993 and 1992, respectively, for SFP's investment in the Pipeline Partnership.
             Pipeline Holdings also issued the Pipeline Exchangeable Debentures ("Pipeline Debentures") (see Note 11: Long-Term Debt) which are traded on the New York Stock Exchange and under certain circumstances are exchangeable for common units that represent SFP's 42% limited partnership interest in the Pipeline Partnership. Interest on the Pipeline Debentures is payable quarterly and is equal to the greater of (a) distributions of cash from operations declared by the Pipeline Partnership for such quarter on the number of common units for which the Pipeline Debentures are then exchangeable or (b) 2% of the unpaid Pipeline Debentures principal balance.
             During 1993, 1992 and 1991, SFP, through its wholly owned subsidiaries, received cash distributions of $25.1 million, $25.1 million, and $23.8 million, respectively, from the Pipeline Partnership. Of these distributions $22.8 million, $22.8 million, and $22.0 million, respectively, were used to pay interest costs on the Pipeline Debentures.

             The following table sets forth selected financial data for the Pipeline Partnership:
          -----------------------------------------------------------------
          Year ended December 31,               1993       1992        1991
          ------------------------------      ------     ------      ------
          (In millions, except per unit data)
          Income Statement Data
            Total revenues                    $219.5     $205.0      $193.4
            Operating income                    78.3       91.4        95.8
            Interest expense                    37.1       36.9        36.9
            Net income                          41.6       54.1 (1)    60.6
          Per Unit Data
            Net income per unit               $ 2.13     $ 2.77 (1)  $ 3.10
            Cash distributions per unit         2.80       2.80        2.75
                                              ------     ------      ------
          December 31,                                1993       1992
          ------------------------------            ------     ------
          Balance Sheet Data
            Total current assets                    $ 67.7     $ 58.4
            Net properties, plant and equipment      616.6      618.1
            Total assets                             697.0      684.9
            Total current liabilities                 35.6       21.6
            Long-term debt                           355.0      355.0
            Total partners' capital                  265.9      279.0
          ------------------------------            ------     ------

          (1) 1992 net income and net income per unit exclude a charge for the cumulative effect of a change in accounting for postretirement and postemployment benefits of $16.4 million or $0.84 per unit.

          Note 6: Other Income (Expense)-Net

          Other income (expense)-net consisted of the following:
          ----------------------------------------------------------------
          (In millions)                          1993       1992      1991
          ---------------------------------    ------     ------    ------
          Real estate activities               $ 19.4     $ 23.9    $ 45.6
          Interest income                        11.7       17.8      27.4
          Corporate administrative expenses     (24.2)     (22.3)    (20.0)
          Accounts receivable fees              ( 8.3)     ( 9.4)    (14.5)
          Arbitration/litigation settlements     21.6         -         -
          Other-net                             (14.4)     (10.3)    (13.0)
          ---------------------------------    ------     ------    ------
          Total                                $  5.8     $( 0.3)   $ 25.5
          ---------------------------------    ------     ------    ------

          Note 7: Income Taxes

          The provision for income taxes applicable to continuing operations consisted of the following:
          ----------------------------------------------------------------
          (In millions)                           1993      1992      1991
          -------------------------------      -------    ------    ------
          Current:
            Federal                            $  33.5    $(32.0)   $ 17.5
            State                                  4.2      (0.7)      3.1
          -------------------------------      -------    ------    ------
              Total Current                       37.7     (32.7)     20.6
          -------------------------------      -------    ------    ------
          Deferred:
            Federal                              124.6      40.7      13.9
            State                                 14.4      12.3       2.2
          -------------------------------      -------    ------    ------
              Total Deferred                     139.0      53.0      16.1
          -------------------------------      -------    ------    ------
              Total                            $ 176.7    $ 20.3    $ 36.7
          -------------------------------      -------    ------    ------
             Income taxes from continuing operations as reflected in the consolidated statement of operations differ from the amounts computed by applying the statutory federal corporate tax rate to income from continuing operations as follows:
          ----------------------------------------------------------------
          (In millions)                          1993       1992      1991
          ------------------------------------ ------     ------    ------
          Federal income tax at statutory rate
            (35% in 1993, 34% in 1992-1991)    $123.9     $ 14.1    $ 33.7
          Increase(decrease) in taxes
            resulting from:
            State income taxes,
              net of federal benefit             12.1        7.7       3.5
            1% increase in federal tax rate      23.5          -         -
            Other                                17.2       (1.5)     (0.5)
          ------------------------------------ ------     ------    ------
            Total                              $176.7     $ 20.3    $ 36.7
          ------------------------------------ ------     ------    ------
             The Company adopted the provisions of Statement of Financial
          Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," as of January 1, 1992 having previously accounted for income taxes under SFAS No. 96. The adoption of SFAS No. 109 had no impact on 1992 net income. Both SFAS No. 96 and No. 109 required that deferred income taxes be determined based on temporary differences between the financial reporting and tax basis of the Company's assets and liabilities using enacted tax rates in effect during the years in which the differences are expected to reverse.
             The Omnibus Budget Reconciliation Act of 1993 resulted in an increase in the maximum corporate federal income tax rate from 34% to 35% retroactive to January 1, 1993. In accordance with SFAS No. 109, SFP recorded additional income tax expense of $23.5 million, representing the impact of the 1% rate increase on SFP's net beginning of year deferred income tax liability. The impact of the tax increase as of August 10, 1993, the date of enactment, was approximately $27.7 million. The difference between the $23.5 million impact as of the beginning of the year and the $27.7 million impact as of August 10, 1993 is due to taxable income and temporary differences generated during the period January 1, 1993 through August 10, 1993.
             Principal temporary differences that gave rise to the net deferred tax liability at December 31, 1993 and 1992 were as follows:
          ----------------------------------------------------------------
          (In millions)                                   1993        1992
          ----------------------------------------    --------   ---------
          Deferred tax debits:
            Accrued liabilities not deductible
              until paid:
              Restructuring                           $   119.5   $  144.6
              Postretirement benefits                     110.8      106.7
              Other                                       239.0      246.7
            Non-expiring AMT credit carryforwards          93.7       73.9
            Other                                          13.5       36.5
          ----------------------------------------    ----------  --------
            Subtotal                                  $   576.5   $  608.4
          ----------------------------------------    ----------  --------
          Deferred tax credits:
            Depreciation                              $(1,267.4) $(1,195.2)
            Condemnation sales                           (211.8)    (123.1)
            Other                                        (113.9)    (113.8)
          ----------------------------------------    ---------  ---------
            Subtotal                                  $(1,593.1) $(1,432.1)
          ----------------------------------------    ---------  ---------
              Net deferred tax liability              $(1,016.6) $  (823.7)
          ----------------------------------------    ---------  ---------
             During 1993 and 1992, SFP made income tax payments, net of refunds, of $23.9 million and $8.2 million, respectively. During
          1991, SFP received net refunds of $8.5 million.
             The federal income tax returns of SFP have been examined through 1988. All years prior to 1981 are closed. Issues relating to the years 1981-1988 are being contested through various stages of administrative appeal. In addition, SFP and its subsidiaries have various state income tax returns in the process of examination, administrative appeal or litigation. Management believes that adequate provision has been made for any adjustment which might be assessed for open years through 1993.

          Note 8: Sales of Accounts Receivable

          Santa Fe Railway has an agreement to sell, on a revolving basis, an undivided percentage interest in certain accounts receivable, with limited recourse, to a financial institution. The agreement, which expires in December 1994, allows for sales of accounts receivable up to a maximum of $225.0 million. Santa Fe Railway acts as collection agent under the agreement. The amount of accounts receivable sold under the agreement was $225.0 million at both December 31, 1993 and 1992. The financial institution purchases an interest in a pool of receivables that has generally ranged from $250 - $325 million during 1993 and 1992. Santa Fe Railway is exposed to credit loss related to collection of accounts receivable to the extent that the purchased interest exceeds the amount of accounts receivable sold. Costs related to the agreement vary on a monthly basis and are generally related to certain interest rates. These costs, which are included in Other Income (Expense)-Net, were $8.3 million, $9.4 million and $14.5 million in 1993, 1992 and 1991, respectively.

          Note 9:  Properties, Plant and Equipment

          The major classes of properties, plant and equipment are as follows:
          ----------------------------------------------------------------
          (In millions)                                    1993       1992
          ----------------------------------------     --------   --------
          Track structure                              $2,326.8   $2,199.8
          Equipment                                     1,952.6    1,864.0
          Other road properties                         1,478.9    1,337.5
          Real estate and other                           127.8      122.7
          ----------------------------------------     --------   --------
          Total                                         5,886.1    5,524.0
          Accumulated depreciation
            and amortization                            1,577.7    1,535.3
          ----------------------------------------     --------   --------
          Net properties                               $4,308.4   $3,988.7
          ----------------------------------------     --------   --------

          Note 10: Accounts Payable and Accrued Liabilities

          Accounts payable and accrued liabilities at December 31, 1993 and 1992 consisted of the following:
          ----------------------------------------------------------------
          (In millions)                                    1993       1992
          ----------------------------------------       ------     ------
          Accounts and wages payable                     $141.8     $154.5
          Accrued claims                                   90.3       88.3
          Rail restructuring                               57.8      122.6
          Vacations                                        49.8       48.8
          Taxes other than income taxes                    34.3       34.3
          Interest                                         28.1       28.3
          Other                                           267.7      219.5
          ----------------------------------------       ------     ------
          Total                                          $669.8     $696.3
          ----------------------------------------       ------     ------

          Note 11: Long-Term Debt

          Long-term debt at December 31, 1993 and 1992 consisted of the following:
          ----------------------------------------------------------------
          (In millions)                                    1993       1992
          ------------------------------------------   --------   --------
          Equipment Obligations, weighted average
            rate of 8.9%, maturing from 1994
            to 2008                                    $  478.9   $  453.1
          Pipeline Exchangeable Debentures, 10.4%
            (variable), maturing 2010                     219.0      219.0
          Senior Notes, 12.65%, maturing from
            1998 to 2000                                  200.0      200.0
          Term Loan, 4.0% (variable),
            maturing from 1994 to 1995                    108.7      181.2
          Mortgage Bonds, 4%, maturing 1995                95.8       95.8
          Bank Term Loan, 4.1% (variable),
            maturing from 1994 to 1997                     50.0      130.8
          Other Obligations, 9.4% to 10.3%, maturing
            from 1994-2014                                 40.2       43.8
          Debt discount                                   (16.8)     (17.0)
          ------------------------------------------   ---------  --------
           Total long-term debt                         1,175.8    1,306.7
          Due within one year                            (184.7)    (187.1)
          -----------------------------------------    ---------  --------
          Due after one year                           $  991.1   $1,119.6
          -----------------------------------------    ---------  --------

              Under the Bank Term Loan, SFP has a $173.6 million revolving credit facility for general corporate purposes. SFP pays commitment fees of 3/8% per annum on the unused portion of the Bank Term Loan and revolving credit facility, payable quarterly. As of December 31, 1993, no borrowings were outstanding under the revolving credit facility.
             In December 1992, SFP accelerated the repayment of borrowings related to a 1990 litigation settlement. The early extinguishment of debt resulted in an extraordinary charge of $5.0 million, net of applicable tax benefits of $3.0 million, reflecting the write off of unamortized debt discount. The repayment was made using a portion of the 1992 proceeds from Santa Fe Railway's sale of California Lines (see Note 3: Gain on Sale of California Lines).
             In December 1993, SFP filed a shelf registration statement with the SEC, for the issuance of up to $250 million in debt securities, none of which had been issued at December 31, 1993.
             As of December 31, 1993, projected principal repayments of long term debt during the five years 1994 through 1998, excluding capital leases, are $182.9 million, $206.5 million, $50.1 million, $46.5 million and $100.7 million, respectively. Total interest paid was $111.3 million in 1993, $142.2 million in 1992 and $160.5 million in 1991.

             Substantially all railroad property is subject to liens securing Mortgage Bonds or Equipment Obligations. The payment of cash dividends by SFP is restricted by various debt covenants. Such restrictions vary with levels of income and other factors. At December 31, 1993, no payment of dividends was allowed. Certain other debt agreements of the Company and its subsidiaries include covenants which place limitations on indebtedness and intercompany dividends, require the maintenance of various financial ratios, and restrict the disposition of assets. Pipeline Holdings is contingently liable for $355.0 million of Pipeline Partnership debt.

          Note 12: Fair Value of Financial Instruments

          The estimated fair values of the Company's financial instruments at December 31, 1993 and 1992, and the methods and assumptions used to estimate such fair values, are as follows:

          Cash and short-term investments
          The fair value of cash and short-term investments approximates the carrying amount because of the short maturity of those instruments.

          Note Receivable
          The fair value of the Note Receivable approximates the carrying amount as the variable interest rate on the note approximates current interest rates.

          Other Investments
          SFP maintained an investment in common stock which became publicly traded during 1993. The carrying value of the investment at December 31, 1993 was $10.6 million. In January 1994, the investment was sold resulting in a pre-tax gain of approximately $25 million. Additionally, SFP maintains various other investments in common stock with a carrying value at December 31, 1993 and 1992 of approximately $17 million and $27 million, respectively, which are accounted for under a cost basis. These investments are in non-publicly traded companies which have no quoted market prices; therefore, a reasonable estimate of fair value could not be made.

          Long-Term Debt
          The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates which would be offered to the Company for debt of the same remaining maturities. The carrying value of debt at December 31, 1993 and 1992 was $1,175.8 million and $1,306.7 million compared with estimated fair values of approximately $1,395 million and $1,475 million, respectively.

          Note 13: Leases and Other Commitments

          SFP leases certain locomotives, freight cars, trailers, data processing equipment and other property. Future minimum lease payments for operating leases applicable to continuing operations (which reflect operating leases having non-cancelable lease terms in excess of one year) as of December 31, 1993 are summarized as follows:
          ----------------------------------------------------------------
          (In millions)
          -------------------------------------------------------   ------
          1994                                                      $ 60.2
          1995                                                        55.1
          1996                                                        46.1
          1997                                                        36.0
          1998                                                        30.1
          Later years                                                174.5
          -------------------------------------------------------   ------
          Total minimum payments                                    $402.0
          -------------------------------------------------------   ------

             Rental expense for all operating leases applicable to continuing operations was $94.9 in 1993, $72.8 million in 1992 and $65.9 million in 1991. Contingent rentals and sublease rentals were not significant.
             Santa Fe Railway has entered into agreements with certain locomotive suppliers which provide for maintenance on a portion of its locomotive fleet. As of December 31, 1993, these agreements obligate Santa Fe Railway to make minimum annual payments over periods ranging from two to eighteen years. Santa Fe Railway has also entered into haulage agreements with other rail carriers under which it is required to make minimum payments if specified traffic levels are not met. In the aggregate, these agreements require minimum annual payments of approximately $63 million in 1994, $52 million in 1995, $50 million in 1996, $51 million in 1997, $52 in 1998, and $327 million in total thereafter through 2012. Payments under the agreements totaled approximately $68 million, $62 million and $49 million in 1993, 1992 and 1991 respectively.
             In connection with the closing of the sale of California lines, Santa Fe Railway has entered into various shared use agreements with the agencies which require Santa Fe Railway to pay the agencies approximately $6.0 million annually for the maintenance of track structure and facilities. In addition, Santa Fe Railway is committed to acquire locomotives valued at approximately $62 million in 1994.
             Santa Fe Railway has entered into hedging positions which are anticipated to cover approximately two-thirds of 1994 fuel purchases. These positions are settled quarterly based on average commodity prices with gains or losses recognized within fuel expense upon settlement.

          Note 14: Contingencies

          Environmental
          The Company is subject to extensive regulation under federal, state and local environmental laws concerning, among other things, discharges to waters, air emissions, toxic substances, and the generation, handling, storage, transportation, and disposal of waste and hazardous materials. These laws and regulations have the effect of increasing the cost and liabilities associated with the conduct of operations. Environmental risks are also inherent in railroad operations which frequently involve the transportation of chemicals and other hazardous materials.
             Santa Fe Railway expects it will become subject to new requirements regulating air emissions from diesel locomotives that may increase its operating costs in the future. By 1995, the United States Environmental Protection Agency must issue regulations applicable to new locomotive engines. Locomotive engines (other than new locomotive engines) may be regulated by states based on standards and procedures which the State of California ultimately adopts. The California standards are currently in the process of being developed.
             In addition, because many of SFP's land holdings are and have been used for industrial or transportation related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property, the Company is now subject and will from time to time continue to be subject to environmental clean-up and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, generally imposes joint and several liability for clean-up and enforcement costs, without regard to fault or the legality of the original conduct, on current and predecessor owners and operators of a site. Accordingly, SFP may be responsible under CERCLA and other federal and state statutes for all or part of the costs to clean up sites at which certain substances may have been released by the Company, its current lessees, predecessor owners or lessees of properties, or other third parties. Estimates of the Company's ultimate liabilities associated with Superfund and other environmental sites are difficult to predict with certainty due to, among other factors, the number of parties involved, possible remediation alternatives, lengthy time frames, and potential recoveries from third parties.
             During 1992, management completed an internal assessment of Santa Fe Railway's environmental liabilities, including a site-by-site analysis of properties with potentially significant environmental exposure. As a result of this review and analysis it was determined that an additional accrual of $67 million was appropriate to provide for future costs of this nature which was recorded in the third quarter of 1992 as part of the rail special charge (see Note 4: Rail Special Charge). In addition, the

          Company monitors, on a regular basis, accruals for environmental sites which have been identified. Payment of these accrued costs are expected to be made over the next five years. It is the opinion of SFP management that any future costs in excess of recorded liabilities will not have a material adverse effect on the consolidated financial position of SFP.

          Other Claims and Litigation
          SFP is also a party to a number of other legal actions arising in the ordinary course of business, including various governmental proceedings and private civil suits. While the final outcome of these other legal actions cannot be predicted with certainty, considering the meritorious legal defenses available, it is the opinion of SFP management that none of these other legal actions, when finally resolved, will have a material adverse effect on the consolidated financial position of SFP.

          Note 15:  Pension Plans

          SFP and its subsidiaries have two significant defined benefit pension plans, the trusteed noncontributory Santa Fe Pacific Corporation Retirement Plan ("Retirement Plan") and the Santa Fe Pacific Corporation Supplemental Retirement Plan ("Supplemental Plan").
             The Retirement Plan complies with Employee Retirement Income Security Act of 1974 ("ERISA") requirements and covers substantially all officers and employees of SFP and its subsidiaries not covered by collective bargaining agreements. Benefits payable under the Retirement Plan are based on compensation during the 60 highest paid consecutive months of service during the ten years immediately preceding retirement and years of service. SFP's funding policy is to contribute annually not less than the ERISA minimum, and not more than the maximum amount deductible for income tax purposes.
             The Supplemental Plan is an unfunded plan that provides supplementary retirement benefits primarily to certain executives.

             Components of pension income and expense applicable to continuing operations relating to the Retirement and Supplemental Plans for 1993, 1992 and 1991 were as follows:
          ---------------------------------------------------------------
                                                     Retirement Plan
                                               --------------------------
          (In millions)                          1993      1992      1991
          ---------------------------------    ------    ------    ------
          Components of pension
            (income) expense
              Service cost                     $  6.0    $  7.1    $  8.2
              Interest cost                      41.9      39.1      40.0
              Actual return on plan assets     (110.4)    (58.5)    (99.0)
              Net amortization and deferral      46.6      (5.3)     37.4
          ---------------------------------    ------    ------    ------
          Total                                $(15.9)   $(17.6)   $(13.4)
          ---------------------------------    ------    ------    ------
          ---------------------------------------------------------------
                                                     Supplemental Plan
                                               --------------------------
          (In millions)                          1993      1992      1991
          ---------------------------------    ------    ------    ------

          Components of pension expense
              Service cost                     $  0.1    $  0.1    $  0.1
              Interest cost                       0.6       0.7       0.7
              Net amortization and deferral       0.5       0.6       0.6
          ---------------------------------    ------    ------    ------
          Total                                $  1.2    $  1.4    $  1.4
          ---------------------------------    ------    ------    ------

             Plan assets and liabilities are measured at September 30. A reconciliation of the funded status of the plans with amounts recorded is shown as follows:
          ---------------------------------------------------------------
                                                          Retirement Plan
                                                          ---------------
          (In millions)                                     1993     1992
          ---------------------------------------------   ------   ------
          Plan assets at fair value, primarily invested
            in common stock, and U.S. and corporate
            bonds                                         $657.3   $590.9
          Actuarial present value of projected
            benefit obligation
              Accumulated benefit obligation
                Vested                                    (535.1)  (422.4)
                Nonvested                                  (30.5)   (29.1)
              Provision for future salary increases        (40.4)   (45.4)
          ---------------------------------------------   ------   ------
          Excess of plan assets over projected
            benefit obligation                              51.3     94.0
          Unrecognized net (gain) loss                      33.5    (27.5)
          Unrecognized prior service cost                   13.4     17.8
          Unrecognized net assets being recognized
            ratably through 2002                           (16.1)   (18.1)
          ---------------------------------------------   ------   ------
          Prepaid pension asset                           $ 82.1   $ 66.2
          ---------------------------------------------   ------   ------

          ---------------------------------------------------------------
                                                        Supplemental Plan
                                                        -----------------
          (In millions)                                     1993     1992
          ---------------------------------------------   ------   ------
          Actuarial present value of projected
            benefit obligation
              Accumulated vested benefit obligation       $ (8.3)  $ (7.2)
              Provision for future salary increases         (0.6)    (1.2)
          ---------------------------------------------   ------   ------
          Projected benefit obligation                      (8.9)    (8.4)
          Unrecognized net gain                             (0.8)    (1.4)
          Unrecognized net transition obligation
            being recognized ratably through 2003            5.6      6.2
          Adjustment required to recognize minimum
            liability                                       (4.2)    (3.6)
          ---------------------------------------------   ------   ------
          Accrued pension liability                       $ (8.3)  $ (7.2)
          ---------------------------------------------   ------   ------
          Major assumptions
            (Retirement and Supplemental Plans):
          Discount rate                                      7.0%     8.5%
          Rate of increase in compensation levels            4.0%     5.5%
          Expected return on market value of plan
            assets                                          9.75%    11.0%
          ---------------------------------------------   ------   ------

          Note 16: Other Postretirement Benefits

          In addition to the Company's defined benefit pension plans, salaried employees who have attained age 55 and who have rendered ten years of service are eligible for both medical benefits and life insurance coverage during retirement. The retiree medical plan is contributory and provides benefits to retirees, their covered dependents and beneficiaries. Retiree contributions are adjusted annually. The plan also contains fixed deductibles, coinsurance and out-of-pocket limitations. The life insurance plan is noncontributory and covers retirees only.
             The Company adopted SFAS No. 106 effective January 1, 1992 (see Note 17: Change in Method of Accounting for Postretirement and Postemployment Benefits). Components of net periodic postretirement benefit cost applicable to continuing operations relating to the medical plan and the life insurance plan were as follows:
          ----------------------------------------------------------------
                                                            Medical Plan
                                                            ------------
          (In millions)                                     1993      1992
          --------------------------------------------   -------   -------
          Components of net periodic
            postretirement benefit cost
              Service cost                               $   3.3   $   4.8
              Interest cost                                 15.1      18.2
              Net amortization and deferral                 (3.4)        -
          --------------------------------------------   -------   -------
          Total                                          $  15.0   $  23.0
          --------------------------------------------   -------   -------

          ----------------------------------------------------------------
                                                       Life Insurance Plan
                                                       -------------------
          (In millions)                                     1993      1992
          --------------------------------------------   -------   -------
          Components of net periodic
            postretirement benefit cost
              Service cost                               $   0.2   $   0.2
              Interest cost                                  3.9       3.8
          --------------------------------------------   -------   -------
          Total                                          $   4.1   $   4.0
          --------------------------------------------   -------   -------
             Prior to 1992, the costs of these benefits were generally recognized when paid and for 1991 were $13.6 million.

             SFP's policy is to fund benefits payable under the medical and life insurance plans as due. The following table shows the reconciliation of the plans' obligations to amounts accrued at December 31, 1993 and 1992. The Company uses a September 30 measurement date.
          ----------------------------------------------------------------
                                                            Medical Plan
                                                         -----------------
          (In millions)                                     1993      1992
          --------------------------------------------   -------   -------
          Accumulated postretirement
            benefit obligation
              Retirees                                   $ 138.6   $ 114.1
              Fully eligible active plan
                participants                                16.1       9.5
             Other active plan participants                 76.1      54.7
          --------------------------------------------   -------   -------
           Accumulated postretirement
            benefit obligation                             230.8     178.3
          --------------------------------------------   -------   -------
          Unrecognized prior service credit                 41.3      44.7
          Unrecognized net gain (loss)                     (40.3)      3.0
          --------------------------------------------   -------   -------
          Accrued postretirement liability               $ 231.8   $ 226.0
          --------------------------------------------   -------   -------
          ----------------------------------------------------------------
                                                       Life Insurance Plan
                                                       -------------------
          (In millions)                                     1993      1992
          --------------------------------------------   -------   -------
          Accumulated postretirement
            benefit obligation
              Retirees                                   $  45.8   $  43.5
              Fully eligible active plan
                participants                                 0.2         -
             Other active plan participants                  4.9       4.1
          --------------------------------------------   -------   -------
          Accumulated postretirement
            benefit obligation                              50.9      47.6
          --------------------------------------------   -------   -------
          Unrecognized net gain (loss)                      (5.5)     (1.3)
          --------------------------------------------   -------   -------
          Accrued postretirement liability               $  45.4   $  46.3
          --------------------------------------------   -------   -------

             The unrecognized prior service credit will be amortized straight line over the average future service to full eligibility of the active population.
             For 1994, the assumed health care cost trend rate for managed care medical costs is 11.5% and is assumed to decrease gradually to 5% by 2006 and remain constant thereafter. For medical costs not in managed care, the assumed health care cost trend rate is 14% and is assumed to decrease gradually to 5% by 2006 and remain constant thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan by $36.5 million and the aggregate of the service and interest components of net periodic postretirement benefit cost recognized in 1993 by $3.2 million. In 1993, the assumed health care cost trend rate for managed care medical costs was 12% and was assumed to decrease gradually to 5.5% by 2006 and remain constant thereafter. For medical costs not in managed care, the assumed health care cost trend rate was 15% in 1993 and was assumed to decrease gradually to 6.5% by 2006 and remain constant thereafter.
             The weighted-average discount rate assumed in determining the accumulated postretirement benefit obligation was 7% and 8.5% in 1993 and 1992, respectively. The assumed weighted-average salary increase was 4.0% and 5.5% in 1993 and 1992, respectively.

          Other Plans
          Under collective bargaining agreements, Santa Fe Railway participates in multiemployer benefit plans which provide certain postretirement health care and life insurance benefits for eligible union employees. Insurance premiums paid attributable to retirees, which are generally expensed as incurred, were $3.3 million, $3.5 million and $3.7 million in 1993, 1992 and 1991, respectively.

          Note 17: Change in Method of Accounting for Postretirement and Postemployment Benefits

          Effective January 1, 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 106 requires that an actuarial method be used to accrue the expected cost of postretirement health care and other benefits over employees' years of service. SFAS No. 112 relates to benefits provided to former or inactive employees after employment but before retirement and requires recognition of these benefits if they are vested and payment is probable and reasonably estimable. Prior to 1992, the cost of most postretirement and certain postemployment benefits were expensed when paid. The cumulative effect of this change in accounting attributable to years prior to 1992 was to decrease 1992 net income by $163.0 million, net of the related income tax benefit of $97.0 million. The impact of SFAS No. 106 comprises approximately $158 million of the change. Additionally, pre-tax expenses in 1992 were $14 million higher than in 1991 as a result of the change in accounting for these costs.

          Note 18: Stock Option and Growth Plans

          Under various plans, the most significant of which are the Santa Fe Pacific Long Term Incentive Stock Plan ("Long Term Plan") and the Santa Fe Pacific Incentive Stock Compensation Plan ("Incentive Compensation Plan"), options have been granted to employees to purchase common stock of SFP at a price not less than the fair market value at the date of grant. Options are generally exercisable no earlier than one year after the date of grant and expire ten years after the date of grant. Under these plans, approximately 0.8 million shares of restricted stock have been granted with the restrictions on such shares lapsing no earlier than one year from the date of grant and upon the attainment of certain corporate performance objectives or the completion of a required vesting period.
             A total of 10 million shares, excluding 2 million additional shares that may be granted in exchange for shares tendered to the Company to pay for an option exercise, and a total of 18.4 million shares may be used under the Long Term Plan and Incentive Compensation Plan, respectively. The Long Term Plan replaced the Incentive Compensation Plan and no new grants will be made under the Incentive Compensation Plan. Under these plans, awards may be granted in the form of (1) options to purchase SFP common stock; (2) shares of restricted stock, which may be issued in combination with performance units; (3) Performance Units; and
          (4) stock appreciation rights. Awards of 6.6 million shares under the Long Term Plan and 14.6 million shares under the Incentive Compensation Plan, of SFP common stock, net of options surrendered or terminated, have been made in the form of options, stock appreciation rights, and restricted stock.
             As a result of the approval by SFP's Board of Directors to distribute the common stock of SFP Gold to SFP shareholders, it will be necessary to adjust the outstanding options to maintain their economic value. The option price and number of shares will be adjusted in accordance with Internal Revenue Code Section 424.

             Approximately 4.9 million of outstanding options are exercisable within the next year. Option activity in all plans during 1993, 1992 and 1991 is summarized below:
          ----------------------------------------------------------------
                                                              SFP  Average
                                                           Shares    Price
          ------------------------------------------   ----------   ------
          Options outstanding at December 31, 1990     15,610,892   $ 7.46
          Granted                                         343,700     7.22
          Exercised                                     2,022,221     6.21
          Surrendered or terminated                     2,887,071     9.20
                                                       ----------
          Options outstanding at December 31, 1991     11,045,300   $ 7.23
          Granted                                          70,000    12.31
          Exercised                                     2,114,257     6.93
          Surrendered or terminated                       750,475     8.43
                                                       ----------
          Options outstanding at December 31, 1992      8,250,568   $ 7.24
          Granted                                       5,814,770    17.17
          Exercised                                     3,284,947     7.21
          Surrendered or terminated                       176,544     9.91
                                                       ----------
          Options outstanding at December 31, 1993     10,603,847   $12.65
          ------------------------------------------   ----------   ------

          Note 19: Stockholder Rights Plan and Sale of Stock

          In January 1991, the SFP Board of Directors voted to redeem by means of a share distribution the rights to purchase Series A Junior Participating Preferred Stock of SFP issued under a rights agreement. Holders of record of the rights as of the close of business on February 15, 1991, received an amount of SFP common stock, with a current market price equal to $0.05 per right in March 1991. The redemption resulted in an issuance of approximately 1.3 million shares of common stock.
             In October 1991, SFP sold 4,043,039 shares of stock, and received net proceeds of approximately $36.2 million. These shares were purchased as a result of options which had been granted to underwriters to cover over-allotments in conjunction with the sale of SFP stock by a significant shareholder through a secondary offering. The shares were issued through use of treasury stock held by the Company.

    Note 20:  Summarized Quarterly Operating Results (Unaudited)

                                                                      1993                                    1992
                                                   --------------------------------------- ---------------------------------------
    (In millions, except per share data)              First    Second     Third    Fourth     First    Second     Third    Fourth
                                                   --------- --------- --------- --------- --------- --------- --------- ---------
    Operating Revenues                             $  583.2  $  609.1  $  585.8  $  631.1  $  545.2  $  550.0  $  577.8  $  578.7
                                                   --------- --------- --------- --------- --------- --------- --------- ---------
    Operating Income (Loss)                        $   71.2  $   82.2  $   49.6  $  114.7  $   57.8  $   65.5  $ (238.0) $   91.9
                                                   --------- --------- --------- --------- --------- --------- --------- ---------
    Income (Loss)
       Continuing Operations                       $  106.4  $   28.2  $  (10.3) $   53.1  $    9.4  $   19.2  $ (176.8) $  169.3
       Discontinued Operations, Net of Income Taxes    20.7     119.3       7.5      13.9      18.8       7.3      11.7       4.6
       Extraordinary Charge on Early Retirement
          of Debt, Net of Income Taxes                    -         -         -         -         -         -         -      (5.0)
       Cumulative Effect of a Change in Accounting
          for Postretirement and Postemployment
          Benefits, Net of Income Taxes                   -         -         -         -    (163.0)        -         -         -
                                                   --------- --------- --------- --------- --------- --------- --------- ---------
    Net Income (Loss)                              $  127.1  $  147.5  $   (2.8) $   67.0  $ (134.8) $   26.5  $ (165.1) $  168.9
                                                   ========= ========= ========= ========= ========= ========= ========= =========

    Income (Loss) Per Common Share
       Continuing Operations                       $   0.57  $   0.15  $  (0.05) $   0.28  $   0.05  $   0.10  $  (0.95) $   0.91
       Discontinued Operations                         0.11      0.64      0.04      0.08      0.10      0.04      0.06      0.03
       Extraordinary Charge                               -         -         -         -         -         -         -     (0.03)
       Cumulative Effect of a Change in Accounting        -         -         -         -     (0.88)        -         -         -
                                                   --------- --------- --------- --------- --------- --------- --------- ---------
    Net Income (Loss) Per Common Share             $   0.68  $   0.79  $  (0.01) $   0.36  $  (0.73) $   0.14  $  (0.89) $   0.91
                                                   ========= ========= ========= ========= ========= ========= ========= =========


<F1>
    (1)  Quarterly results of operations have been reclassified to present SFP's gold subsidiary as discontinued operations.
<F2>
    (2)  The sum of income per share from discontinued operations and net income (loss) per share for the four quarters of 1993 does not equal the related net income (loss) per share for the full year due to incremental shares resulting from stock options.
<F3>
    (3)  1993 income (loss) includes a first quarter $145.4 million pre-tax gain on sale of California lines, and a third quarter increase in income tax expense of approximately $27.7 million reflecting the retroactive impact of the increase in the federal income tax rate to 35%.
<F4>
    (4)  1992 income (loss) includes a third quarter $320.4 million pre-tax rail special charge and a fourth quarter
           $204.9 million pre-tax gain on sale of California lines.


                             Report of Independent Accountants
                              on Financial Statement Schedules


                 To the Board of Directors


                 Our audits of the consolidated financial statements

                 referred to in our report dated February 4, 1994, except

                 for the retroactive restatement described in Note 2 of the notes to consolidated financial statements, as to which

                 the date is June 29, 1994, appearing on page 13 of this

                 Form 8-K, also included an audit of the Financial

                 Statement Schedules on pages 39 through 44 of this Form 8-

                 K.  In our opinion, these Financial Statement Schedules

                 present fairly, in all material respects, the information

                 set forth therein when read in conjunction with the

                 related consolidated financial statements.



                 Price Waterhouse LLP

                 Kansas City, Missouri
                 February 4, 1994, except for the retroactive restatement described in Note 2 of the notes to consolidated financial statements, as to which the date is June 29, 1994.




                                SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                                      SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
                                             FOR YEARS 1993, 1992 AND 1991
                                                     (In Millions)

                                           Balance at                                               Balance
                                           Beginning     Additions                     Other         at End
             Description                    of Year       at Cost    Retirements      Changes       of Year
    ----------------------------         ------------  ------------  ------------  ------------  ------------
       1993
       ----
      Track structure                    $   2,199.8   $     185.4   $      58.4   $     -       $   2,326.8
      Equipment                              1,864.0         149.5          60.9         -           1,952.6
      Other road properties                  1,337.5         192.8          51.4         -           1,478.9
      Real estate and other                    122.7          11.4           6.3         -             127.8
                                         ------------  ------------  ------------  ------------  ------------
         Total                           $   5,524.0   $     539.1   $     177.0   $     -       $   5,886.1
                                         ============  ============  ============  ============  ============

       1992
       ----
      Track structure                    $   2,202.9   $     142.3   $     145.4   $     -       $   2,199.8
      Equipment                              1,910.2          36.6          82.8         -           1,864.0
      Other road properties                  1,264.6          83.3          10.4         -           1,337.5
      Real estate and other                    117.8           3.3          (1.6)        -             122.7
                                         ------------  ------------  ------------  ------------  ------------
         Total                           $   5,495.5   $     265.5   $     237.0   $     -       $   5,524.0
                                         ============  ============  ============  ============  ============

       1991
       ----
      Track structure                    $   2,185.1   $     130.4   $     112.6   $     -       $   2,202.9
      Equipment                              1,981.4          47.0         117.5          (0.7)      1,910.2
      Other road properties                  1,280.0          62.9          78.3         -           1,264.6
      Real estate and other                    136.7           2.9          21.8         -             117.8
                                         ------------  ------------  ------------  ------------  ------------
         Total                           $   5,583.2   $     243.2   $     330.2   $      (0.7)  $   5,495.5
                                         ============  ============  ============  ============  ============

        SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             SCHEDULE V - PROPERTY, PLANT AND EQUIPMENT
                            (Continued)


        Rates used for computing annual depreciation and amortization provisions for properties are as follows (in percent):

                Locomotives . . . . . . . . . . . . .5.59 to  6.04
                Freight cars  . . . . . . . . . . . .2.52 to  6.13
                Track structure  . . . . . . . . . . 1.25 to  3.18
                Other road properties  . . . . . . .  .67 to  8.82
                Other equipment  . . . . . . . . . . 3.13 to 14.07


                                        SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                                               SCHEDULE VI - ACCUMULATED DEPRECIATION
                                                   AND AMORTIZATION OF PROPERTIES
                                                    FOR YEARS 1993, 1992 AND 1991
                                                            (In Millions)

                                           Balance at                                                       Balance
                                           Beginning                                         Other           at End
              Description                   of Year        Additions     Retirements        Changes         of Year
       -------------------------         ------------    ------------    ------------    ------------    ------------
       1993
       ----
        Track structure                  $     420.0     $      62.1     $      42.3     $     118.2 (1) $     558.0
        Equipment                              828.9            92.1            48.4           -               872.6
        Other road properties                  279.6            28.3            49.6          (118.2)(1)       140.1
        Real estate and other                    6.8           -               -                 0.2             7.0
                                         ------------    ------------    ------------    ------------    ------------
            Total                        $   1,535.3     $     182.5     $     140.3             0.2     $   1,577.7
                                         ============    ============    ============    ============    ============

       1992
       ----
        Track structure                  $     465.5     $      60.8     $     106.3     $     -         $     420.0
        Equipment                              790.6            89.4            51.1           -               828.9
        Other road properties                  278.3            29.2            27.9           -               279.6
        Real estate and other                    7.0           -                 0.2           -                 6.8
                                         ------------    ------------    ------------    ------------    ------------
           Total                         $   1,541.4     $     179.4     $     185.5     $     -         $   1,535.3
                                         ============    ============    ============    ============    ============

       1991
       ----
        Track structure                  $     514.9     $      54.9     $     104.3     $     -         $     465.5
        Equipment                              818.7            93.1           121.2           -               790.6
        Other road properties                  340.9            36.1            98.7           -               278.3
        Real estate and other                   17.2           -                10.2           -                 7.0
                                         ------------    ------------    ------------    ------------    ------------
           Total                         $   1,691.7     $     184.1     $     334.4     $     -         $   1,541.4
                                         ============    ============    ============    ============    ============


<F1>
    -------------------
    (1)  Transfer of excess reserves from Other Road Properties to Track Structure as a result of depreciation studies filed with the Interstate Commerce Commission.

                      SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     SCHEDULE VII - GUARANTEES OF SECURITIES OF OTHER ISSUERS

                                         December 31, 1993

                                                                           Total
                                                                          Amount
        Name of Issuer of                Title of Issue                 Guaranteed
       Securities Guaranteed            of Each Class of                    and            Nature of
          by Registrant               Securities Guaranteed           Outstanding (a)      Guarantee
       --------------------         -------------------------         ---------------     ------------
                                                                        (Millions)
       SFPP, L.P. (b)               First Mortgage Notes due              $ 356.7         Principal and
                                    1994 to 2004                                          interest




<F1>
       (a)  None of the securities were owned by the Registrant, none were held in the treasury of the issuer, and none were in default.
<F2>
       (b)  SFPP, L.P. is the operating partnership of Santa Fe Pacific Pipeline Partners, L.P. ("Pipeline
             Partnership"). A subsidiary of Santa Fe Pacific Corporation, the general partner of the Pipeline
             Partnership, is contingently liable for this amount.


                          SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                             SCHEDULE VIII-VALUATION AND QUALIFYING ACCOUNTS
                                    FOR THE YEARS 1993, 1992 AND 1991



                                       Balance at      Additions                     Balance
                                       Beginning      Charged to                     at End
               Description             of Period        Expense      Deductions     of Period
               -----------             -----------    -----------    ----------    -----------
                                                            (In Millions)

      Allowance for Doubtful Accounts
      -------------------------------
      Year Ended December 31, 1993 . .    $11.2             $7.8          $2.6          $16.4

      Year Ended December 31, 1992 . .    $11.6             $5.7          $6.1          $11.2

      Year Ended December 31, 1991 . .    $11.1             $6.3          $5.8          $11.6


                     SANTA FE PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                    SCHEDULE X - SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 FOR YEARS 1993, 1992 AND 1991


    The following amounts have been charged to operating expenses:

                                                          1993          1992          1991
                                                      -----------   -----------   -----------
                                                                   (In Millions)

         Maintenance and repairs. . . . . . . . . . . $    521.0    $    488.6    $    472.5
                                                      ===========   ===========   ===========

         Taxes, other than payroll and income
            Real estate and personal property . . . . $     20.1    $     20.4    $     21.7
            Other . . . . . . . . . . . . . . . . . . $      7.4    $      5.9    $      7.2
                                                      -----------   -----------   -----------
                 Total. . . . . . . . . . . . . . . . $     27.5    $     26.3    $     28.9
                                                      ===========   ===========   ===========

<F1>
    Other supplementary income statement items have been omitted from this schedule either because the required information is disclosed elsewhere in the consolidated financial statements or the notes to consolidated financial statements or the amounts charged to operating expenses do not exceed one percent of total consolidated revenues.
